Exhibit 4.4

CONFIDENTIAL

RESTRICTED STOCK UNIT AMENDMENT

This Restricted Stock Unit Amendment (this “Amendment”) is entered into as of July 5, 2022 (the “Agreement Date”), by and between HPX Corp. (the “Company”) and Rafael Salvador Grisolia (the “Participant”), and shall be effective as of the Closing Date (as defined in the Business Combination Agreement dated as of July 5, 2022, by and among Ambipar Emergency Response, Ambipar Merger Sub, Emergência Participações S.A., the Company and Ambipar Participações e Empreendimentos S.A. (the “BCA”)). Capitalized terms not defined in this Amendment have the respective meanings ascribed to them in the Director Restricted Stock Unit Award Agreement, dated as of July 23, 2021 by and between the Company and the Participant (the “RSU Agreement”). If the Closing (as defined in the BCA) does not occur, this Amendment shall be void and of no force or effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Participant, intending to be legally bound, hereby agree as follows:

1.             No Plan. The RSUs granted pursuant to the RSU Agreement shall not be contingent upon shareholder approval of the Plan nor subject to the share limit of the Plan. Therefore, all references in the RSU Agreement to the Plan and shareholder approval of the Plan shall be stricken in each instance.

2.	Settlement. Section 3 of the RSU Agreement is deleted in its entirety and replaced with the following:

“Each RSU granted hereunder shall represent the notional right to receive a single Ordinary Share; provided, however that as of the Closing (as defined in the BCA), each RSU granted hereunder shall represent the notional right to receive a single New PubCo Class A Ordinary Share (as defined in the BCA). Vested RSUs will be settled in New PubCo Class A Ordinary Shares as soon as practicable following vesting but in no event more than 30 days after vesting.”

3.             Share. Where the context requires, the term “Share” in the RSU Agreement shall include a New PubCo Class A Ordinary Share (as defined in the BCA).

4.	Business Combination. Clause i of Section 6 of the RSU Agreement is deleted in its entirety and replaced with the following:

“Business Combination” shall mean the transactions contemplated under the BCA.

5.	New Definition. The following new clause xi is added at the end of Section 6:

“BCA” means the Business Combination Agreement dated as of July 5, 2022, by and among Ambipar Emergency Response, Ambipar Merger Sub, Emergência Participações S.A., the Company and Ambipar Participações e Empreendimentos S.A.

6.	Participant Information. Section 12 of the RSU Agreement is deleted in its entirety and replaced with the following:

“Information. Following the execution of the BCA, and until the Closing (as defined in the BCA), the Participant agrees to provide to the Company, Ambipar Emergency Response, Ambipar Merger Sub, Emergência Participações S.A. and their respective Representatives (as defined in the BCA) any information regarding the Participant that is reasonably requested by the Company, Ambipar Emergency Response, Ambipar Merger Sub, Emergência Participações S.A. or any of their respective Representatives pursuant to the BCA or any Transaction Agreement (as defined in the BCA). To the extent required by applicable Legal Requirements (as defined in the BCA), the Participant authorizes the Company, Ambipar Emergency Response, Ambipar Merger Sub and Emergência Participações S.A. to publish and disclose in any announcement or disclosure required by the SEC (as defined in the BCA), NYSE (as defined in the BCA) or the Registration Statement (as defined in the BCA) (including all documents and schedules filed with the SEC in connection with any of the foregoing), the Participant’s identity and ownership of RSUs and the nature of the Participant’s commitments and agreements under the BCA and any other Transaction Agreements; provided that such disclosure is made in compliance with the provisions of the BCA.”

7.             Miscellaneous. Except as expressly modified herein, the RSU Agreement shall remain unchanged in full force and effect, and shall be binding on the Participant and the Company in accordance with its terms. This Amendment may be executed, including by way of electronic signature (.pdf format included) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages to follow.]

IN WITNESS WHEREOF, this Amendment has been executed by the Company and by the Participant as of the Agreement Date.

HPX CORP. (THE “COMPANY”)

/s/ Carlos Piani
Name:	Carlos Piani
Title:	Chief Executive Officer

RAFAEL SALVADOR GRISOLIA (THE “PARTICIPANT”)

/s/ Rafael Salvador Grisolia